Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-3
(Form Type)

SUPERCOM LTD.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value NIS 50 per share	Rule 457(c)	698,324(1)	$5.71(2)	$3,987,430	$0.00015310	$610.48
Fees Previously Paid						$—		$—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$3,987,430	$0.00015310	$610.48
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$610.48

(1)
Represents SuperCom Ltd.’s ordinary shares, par value NIS 50 per share, issuable upon exercise of its outstanding warrants that will be offered for resale by the selling shareholder from time to time pursuant to the prospectus contained herein. Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rule 457(c) and (g) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.71 per share, which is the average of the high and low prices of the Registrant’s ordinary shares, as reported on The Nasdaq Capital Market, on May 2, 2025.

Table 2: Fee Offset Claims and Sources

N/A